Exhibit 3.2

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Newcourt Acquisition Corp (ROC #372114) (the “Company”)

TAKE NOTICE that by minutes of the Extraordinary General Meeting of the Company held on 6 January 2023, the following special resolution was passed:

RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	the deletion of the existing Article 49.7 and Article 49.8 in their entirety and the insertion of the following language in its place:

(i)

49.7

The Company has until 15 months from the closing of the IPO to consummate a Business Combination, provided however that if the Directors anticipate that the Company may not be able to consummate a Business Combination within 15 months of the closing of the IPO, the Company may, at the request of the Sponsor, extend the period of time to consummate a Business Combination up to four (4) times, as follows: (i) one (1) time for an additional three (3) months from January 22, 2023 to April 22, 2023, followed by (ii) three (3) times for an additional one (1) month each time from April 22, 2023 to July 22, 2023 (for a total of up to 21 months to complete a Business Combination), subject to the Sponsor depositing additional funds into the Trust Account prior to the applicable deadline in accordance with terms as set out in the investment management trust agreement, dated as of October 19, 2021 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company and referred to in the Registration Statement. In the event that the Company does not consummate a Business Combination by 15 months after the closing of the IPO or 21 months from the date of the closing of the IPO (subject in the latter case to valid extensions having been made in each case) or such later time as the Members may approve in accordance with the Articles), the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)

promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

(ii)

49.8	In the event that any amendment is made to the Articles:

(a)

to modify the substance or timing of the Company's obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 15 months after the closing of the IPO or 21 months from the date of the closing of the IPO pursuant to Article 49.7 (subject in the latter case to valid extensions having been made in each case), in the event the Company has elected to extend the amount of time to complete a Business Combination for three months, or such later time as the Members may approve in accordance with the Articles; or

(b)

with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

/s/ Anganette McLaughlin
Anganette McLaughlin
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 19th day of February 2023